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                                                                                                           OMB APPROVAL
                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 ---------------------------
                                                                                                    OMB Number        32350362
FORM 5                                       Washington, D. C. 20549                                Expires:  December 31,2001
                                                                                                    Estimated average burden
(   ) Check here if no               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   hours per response. . .7.0
      longer subject to
      Section 16.  Form 4 or       Filed  pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
      Form 5 obligations           Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
      may continue.
      See Instruction 1(b).
( X ) Form 3 Holdings Reported
(   ) Form 4 Transactions Reported

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                                                      |                                       |
 1 Name and Address of Reporting Person*              |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of Reporting
                                                      |                                       | Person(s) to Issuer
   Monaghan            Craig                    T.    |   iVillage Inc. (IVIL)                |       (Check All Applicable)
 -----------------------------------------------------|---------------------------------------| (   ) Director      (   ) 10% Owner
  (Last)               (First)                (Middle)|3 IRS Identifica-|4 Statement for      | ( X ) Officer       (   ) Other
                                                      |  tion Number of |  Month/Year         | (Give Title below)  (Specify below)
                    c/o iVillage Inc.                 |  Reporting      |                     |
                    212 Fifth Avenue                  |  Person, if     |   December 1999     |       Chief Financial Officer
 -----------------------------------------------------|  an entity      |---------------------|------------------------------------
                     (Street)                         |   (Voluntary)   |5 If Amendment,      |7 Individual or Joint/Group Filing
                                                      |                 |  Date of Original   |       (Check Applicable)
   New York           New York                10010   |                 |     (Month/Year)    |  Form filed by:
 -----------------------------------------------------|                 |                     |  (X) One Reporting Person
  (City)              (State)                   (Zip) |                 |                     |  ( ) More Than One Reporting Person
                                                      |                 |                     |
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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 1 Title of Security             |2 Trans- |3 Trans-  |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of Indirect
   (Instr. 3)                    | action  | action   | (A) or Disposed of (D) | Securities   | Form:     |  Beneficial Ownership
                                 | Date    | Code     | (Instr. 3, 4 and 5)    | Beneficially | Direct (D)|    (Instr. 4)
                                 | (Month/ |(Instr. 8)|------------------------| Owned at End |    or     |
                                 | Day/    |          |  Amount   |(A)| Price  | of Issuer's  |Indirect(I)|
                                 | Year)   |          |           |(D)|        | Fiscal Year  | (Instr. 4)|
 --------------------------------|---------|----------|-----------|---|--------|--------------|-----------|------------------------
                                 |         |          |           |   |        |              |           |
 --------------------------------|---------|----------|-----------|---|--------|--------------|-----------|-------------------------
                                 |         |          |           |   |        |              |           |
---------------------------------|---------|----------|-----------|---|--------|--------------|-----------|-------------------------
                                 |         |          |           |   |        |              |           |
---------------------------------|---------|----------|-----------|---|--------|--------------|-----------|-------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 2270 (7-97)

                                                  Potential persons who are to respond to the collection of
                                                  information contained in this form are not required to
                                                  respond unless the form displays a currently valid OMB
                                                  control number.


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FORM 5 (Continued)               Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g. puts, calls, warrants, options, convertible securities)

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             |        |        |        |                 |                 |                  |        |        |       |
 1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature
  Derivative | ver-   | action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-|ership:| of
  Security   | sion   | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Direct |Indirect
  (Instr 3)  | or     | (Month/| (Instr | Acquired (A) or | (Month/Day/Year)|(Instr. 3 and 4)  | vative |Secur-  |(D) or |Ownership
             | Exer-  | Day/   |   8)   | Disposed of (D) |-----------------|------------------| Sec-   |ties    |Indi-  |(Instr. 4)
             | cise   | Year)  |        |(Instrs 3, 4, 5) | Date   | Expir- |         |Amount  | urity  |Owned at|rect(I)|
             | Price  |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- |(Instr. |End of  |(Instr.|
             |        |        |        |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   |Year    | 3, 4) |
             |        |        |        |        |        |        |        |         |Shares  |        |(Instr4)|       |
 ------------|--------|--------|--------|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------
 Employee    |$24.00  | 2/1/99 |   3    |13,334  |        |11/1/99 | 2/1/06 |Common   |13,334  |$24.00  |  13,344|   D   |
 Stock Options        |        |        |        |        | (1)    |        |Stock    |        |        |        |       |
 (option to  |        |        |        |        |        |        |        |         |        |        |        |       |
 buy)        |        |        |        |        |        |        |        |         |        |        |        |       |
------------------------------------------------------------------------------------------------------------------------------------
 Employee    | $6.00  | 9/1/99 |        |        |        |6/17/99 |6/5/05  |Common   |100,000 |$6.00   |100,000 |   D   |
 Stock       |        |        |        |        |        |(2)     |        |Stock    |        |        |        |       |
 Options     |        |        |        |        |        |        |        |         |        |        |        |       |
 (option to  |        |        |        |        |        |        |        |         |        |        |        |       |
  buy)       |        |        |        |        |        |        |        |         |        |        |        |       |
------------------------------------------------------------------------------------------------------------------------------------
 Employee    | $6.00  | 9/1/99 |        |        |        |6/17/99 |6/5/05  |Common   | 53,333 |$6.00   |53,333  |   D   |
 Stock       |        |        |        |        |        |(2)     |        |Stock    |        |        |        |       |
 Options     |        |        |        |        |        |        |        |         |        |        |        |       |
 (option to  |        |        |        |        |        |        |        |         |        |        |        |       |
  buy)       |        |        |        |        |        |        |        |         |        |        |        |       |

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Explanation of Responses:

1.   An aggregate of 13,334 options were granted to Mr. Monaghan on February 1, 1999, prior to the date on which the issuer became a Section 12 company, of which 3/16th of such grant vested on November 1, 1999 and 1/16th will vest every three months thereafter for 13 successive quarters.

2.   On June 5, 1998, Mr. Monaghan was granted options to purchase 100,000 and 53,333 options, respectively, of which 1/4 of each such option granted vested on June 17, 1999.  On September 1, 1999, the vesting terms of such stock options were amended whereby 1/12th of the remaining grant (75,000 and 39,999 options, respectively) vested on September 17, 1999, 1/12th vested on
     December 17, 1999 and 1/12th will vest every three months thereafter for 10 successive quarters.




                                                                                 /s/ Craig T. Monaghan            February 14, 2000
                                                                            ----------------------------------    -----------------
                                                                            **  Signature of Reporting Person               Date


**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: Transmit one copy of this Form to EDGAR, using a typed signature. If space is insufficient, see Intruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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